Exhibit 23.1

9605 S Kingston Ct. Suite 200 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance | Tax | Advisory

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 29, 2021 on the consolidated financial statements of Korth Direct Mortgage Incorporated as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in consolidated statements in stockholders’ equity and consolidated statements of cash flows for the years ended December 31, 2020 and December 31, 2019, included herein on the annual report of Korth Direct Mortgage Incorporated on Form 10-K. We also consent to the reference to our Firm under the heading “Experts” in such registration statement.

/s/ Richey May & Co., LLP

Englewood, Colorado

March 29, 2021